EXHIBIT 12





                                                   Fiscal Year Ended June 30,
                                              ----------------------------------
                                               1998   1999   2000   2001   2002
                                               ----   ----   ----   ----   ----
Ratio of earnings to fixed  charges            5.3x   26.9x  21.0x  22.2x  27.6x

     For purposes of computing the ratios of earnings to fixed charges, earnings represent pretax income from continuing operations plus fixed charges. Fixed charges represent interest expense and the portion of rents representative of interest related to continuing operations.